SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 21, 2013

TEXAS VANGUARD OIL COMPANY
(Exact name of registrant as specified in its charter)

Texas	000-24778	74-2075344
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9811 Anderson Mill Rd., Suite 202, Austin, Texas 78750
(Address of principal executive office)
Issuer's telephone number:   (512) 331-6781

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Disposition of Assets

Sale Oil and Gas Assets

On October 21, 2013, Texas Vanguard Oil Company sold the oil and gas properties for which the Company serves as operator (the “operated properties”) to Trivista Energy, LLC, for $10,000,000, pursuant to the exercise by Trivista of an option to purchase the assets dated September 13, 2013.  See Texas Vanguard’s Report on Form 8-K dated September 13, 2013.

The purchase price will be paid in two installments.  The first payment of $2,000,000 was received at closing of the purchase on October 21, 2013, with the remainder to be paid on January 3, 2014.  Payment of the second installment is secured by a letter of credit issued by Toronto-Dominion Bank.  At closing, Texas Vanguard will received a per diem operating fee of $136,500 for operating the wells on the operated properties between the effective date of October 1 and October 21.

Trivista is a recently organized company which was formed to engage in the oil and gas business.  Neither Trivista nor any of its owners, officers or managers have any relationship with Texas Vanguard or its officers, directors or affiliates.

Texas Vanguard’s management is considering the best uses of the cash to be derived from the purchase, including acquisition of additional properties, distributions to shareholders in the form of a dividend or a self-tender offer.  The company continues to own, manage, and receive income from its non-operated oil and gas properties.

Item 9.01                      Financial Statements and Exhibits

10.1
Option Agreement between Texas Vanguard Oil Company and Trivista Energy, LLC, incorporated by reference to Exhibit 10.1 of the company’s report on Form 8-K dated September 13, 2013, filed with the SEC on September 16, 2013.

10.2	First Amendment to Option Agreement, filed herewith.

10.3	Second Amendment to Option Agreement, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 22, 2013	Texas Vanguard Oil Company

/s/ William G Watson
William G. Watson, President